Berkshire Hills Bancorp Announces Results of Annual Meeting

Shareholders Recognize Berkshire’s Achievements; Approve All Proposals

BOSTON – May 17, 2024 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB), the parent company of Berkshire Bank, a relationship-driven, community-focused bank with financial centers in New England and New York, announced today that all three proposals were approved at its Annual Meeting of Shareholders on May 16, 2024, with a quorum of approximately 91% of outstanding shares voted in person or by proxy at the meeting.  All measures were unanimously recommended by the Board.  All measures requesting shareholder approval received at least 96% support.

Shareholders voted to approve the election of all eleven director nominees to serve a one-year term:

✔	David M. Brunelle (Chairperson)
✔	Mary Anne Callahan
✔	Nina A. Charnley
✔	Dr. Mihir A. Desai
✔	William H. Hughes III
✔	Jeffrey W. Kip
✔	Dr. Sylvia Maxfield
✔	Nitin J. Mhatre (Berkshire CEO)
✔	Laurie Norton Moffatt
✔	Karyn Polito
✔	Eric S. Rosengren

Shareholders further provided advisory votes as follows:

✔	Executive compensation practices were approved; and
✔	The appointment of Crowe LLP as the Company's independent registered public accounting firm for fiscal year 2024 was ratified.

The Company’s proxy materials highlighted Berkshire’s solid year of performance in 2023, building on core elements of its strategy to strengthen operations, deliver growth, and improve its long-term outlook. During the meeting CEO Nitin Mhatre thanked board members for their service and recognized retiring directors Baye Adofo-Wilson and Michael Zaitzeff. He also recognized the hard work of Berkshire’s employees and their dedication to serving Berkshire’s customers and communities.

“I want to thank our shareholders for their vote of confidence in Berkshire and recognition of our continued progress. Last year we outperformed the median of our peers on key operating metrics identified in our proxy.  We produced a 10% operating return on tangible common equity and increased annual dividends per share year-over-year. We continue to build momentum to improve long-term shareholder returns and achieve our vision to become a high-performing, relationship-driven, community-focused bank,” concluded Mhatre.

ABOUT BERKSHIRE HILLS BANCORP
Berkshire Hills Bancorp, Inc. (NYSE: BHLB) is the parent company of Berkshire Bank, a relationship-driven, community-focused bank that delivers industry-leading financial expertise to clients in New England and New York. With $12.1 billion in assets and 96 financial centers, Berkshire is headquartered in Boston and provides a full suite of tailored banking solutions through its Commercial Banking, Retail Banking, Consumer Lending, Private Banking and Wealth Management divisions. For more than 175 years, the Bank has delivered strength, stability and trusted advice to empower the financial potential of its clients and communities. Newsweek named Berkshire one of the Most Trustworthy Companies in America and one of America’s Best Regional Banks. To learn more about Berkshire Hills Bancorp visit ir.berkshirebank.com.

Investor Contact
Kevin Conn, Investor Relations
617.641.9206
KAConn@berkshirebank.com

Media Contact:
Gary Levante, Corporate Communications
413.447.1737
communications@berkshirebank.com